Putnam Global Financials Fund 2-28-11

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1 (000s omitted)		Class A	    49
					Class B	     1
					Class C	     1

72DD2 (000s omitted)		Class M	     *
					Class R	     2
					Class Y	     9

*  Amount represents less than 1



73A1					Class A	0.120
					Class B	0.041
					Class C	0.037

73A2					Class M	0.055
					Class R	0.136
					Class Y	0.154

74U1	(000s omitted)		Class A	   461
					Class B	    37
					Class C	    33

74U2	(000s omitted)		Class M	     3
					Class R	    19
					Class Y	    88

74V1					Class A	12.96
					Class B	12.85
					Class C	12.87

74V2					Class M	12.95
					Class R	12.90
					Class Y	12.98




Additional Information About Minimum Required Investment Item 61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.